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                                                                      Exhibit 12

                         HUGHES ELECTRONICS CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                 Three Months    Years Ended December 31,
                                    Ended      ---------------------------------
                                March 31, 1999 1998   1997   1996   1995   1994
                                -------------- -----  -----  -----  -----  -----
                                           (Dollars in Millions)
Income from continuing
 operations...................      $  73      $ 260  $ 406  $ 170  $  71  $  98
Income taxes..................         36        (45)   237    105     31     56
Equity in the losses of less
 than 50% owned entities under
 equity method accounting.....         24         95     19                    6
Minority interest in income of
 majority-owned subsidiaries
 with fixed charges...........          6         28     31
Minority interest in losses of
 majority-owned subsidiaries..        (13)       (58)   (57)   (54)    (5)
                                    -----      -----  -----  -----  -----  -----
Income from continuing
 operations before income
 taxes, losses of less than
 50% owned entities and income
 (losses) of majority-owned
 subsidiaries.................        126        280    636    221     97    160
                                    -----      -----  -----  -----  -----  -----
Fixed charges included in
 income from continuing
 operations
  Interest and related charges
   on debt....................          7         18     91     43     61     52
  Portion of rentals deemed to
   be interest................          7         36     45     38     31     34
                                    -----      -----  -----  -----  -----  -----
    Total fixed charges
     included in income from
     continuing operations....         14         54    136     81     92     86
                                    -----      -----  -----  -----  -----  -----
Earnings available for fixed
 charges......................      $ 140      $ 334  $ 772  $ 302  $ 189  $ 246
                                    =====      =====  =====  =====  =====  =====
Fixed charges
  Fixed charges included in
   income from continuing
   operations.................      $  14      $  54  $ 136  $  81  $  92  $  86
  Interest capitalized in the
   period.....................         11         55     65     13     15     14
                                    -----      -----  -----  -----  -----  -----
    Total fixed charges.......      $  25      $ 109  $ 201  $  94  $ 107  $ 100
                                    =====      =====  =====  =====  =====  =====
Ratio of earnings to fixed
 charges......................       5.60       3.06   3.84   3.21   1.77   2.46
                                    =====      =====  =====  =====  =====  =====